EXHIBIT 15.1

December 23, 2009

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 22, 2009, July 23, 2009 and October 23, 2009 on our reviews of the consolidated interim financial information of Burlington Northern Santa Fe Corporation (the “Company”) for the three month periods ended March 31, 2009 and 2008, for the three and six month periods ended June 30, 2009 and 2008 and for the three and nine month periods ended September 30, 2009 and 2008, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 are incorporated by reference in this Registration Statement on Form S-4.

Yours very truly,

/s/ PricewaterhouseCoopers LLP